EXHIBIT 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-13178, 333-14224, 333-119938, 333-124241 and 333-130657) of our report dated March 24, 2006 (except for the note 40 for which the date is May 10, 2006) with respect to the consolidated financial statements of Thomson included in its amended Annual Report (Form 20-F/A) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

MAZARS & GUERARD MAZARS		BARBIER FRINAULT & AUTRES ERNST & YOUNG
/s/ Thierry de Bailliencourt	/s/ Frédéric Allilaire	Jérôme Guirauden
Thierry de Bailliencourt	Frédéric Allilaire	/s/ Jérôme Guirauden

Paris-La Défense and Neuilly-sur-Seine, France

June 20, 2006